EXHIBIT 2.1








                         AGREEMENT AND PLAN OF

                            REORGANIZATION



                                BETWEEN

                              NEWELL CO.

                       PHILIPS ACQUISITION CORP.

                       PHILIPS INDUSTRIES, INC.

                                  AND

                             CARL PHILIPS





                        Dated August  25, 1995

                 AGREEMENT AND PLAN OF REORGANIZATION


          This Agreement and Plan of Reorganization (this "Agreement") is made and entered into this 25th day of August, 1995 by and among NEWELL CO., a Delaware corporation ("Newell"),
PHILIPS ACQUISITION CORP., a New York corporation ("Acquisition"), PHILIPS INDUSTRIES, INC., a New York corporation (the "Company"), and CARL PHILIPS (the "Shareholder").


                              WITNESSETH:

          WHEREAS, Newell owns all of the outstanding capital stock of Acquisition; and

          WHEREAS, the Shareholder owns 100 percent of the outstanding shares of capital stock of the Company; and

          WHEREAS, the respective Boards of Directors of Newell, Acquisition and the Company have approved the transactions provided for by this Agreement, pursuant to which Acquisition is to be merged into the Company in accordance with the applicable provisions of the New York Business Corporation Law, which merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, Newell has agreed to provide the shares required to convert, at the Effective Time (as hereinafter defined) of the merger, each of the outstanding shares of Common Stock, no par value, of the Company (collectively, the "Company Common Stock") into shares of Common Stock, $1.00 par value, of Newell ("Newell Common Stock"), subject to the provisions of this Agreement and the Plan of Merger (the "Plan of Merger") attached hereto as Exhibit A, all upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in order to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:


                               ARTICLE I
                              The Merger

     1.01 The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, Acquisition shall be merged with and into the Company in accordance with the New York Business Corporation Law (the "Merger"), the separate corporate existence of Acquisition shall cease, and the Company shall be the surviving corporation.

The Plan of Merger sets forth the terms of the Merger, the mode of carrying the same into effect, and the manner of converting the outstanding shares of Company Common Stock into shares of Newell Common Stock. The Merger shall be consummated after the closing provided in Section 1.02 hereof when properly executed Certificate of

Merger, in the form annexed hereto as Exhibit A-1, is executed and filed with the Secretary of State of New York in accordance with the New York Business Corporation Law (the "Effective Time").

     1.02 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and the Plan of Merger shall take place at the offices of Spitzer & Feldman, 405 Park Avenue, New York, NY 10022 on August 25, 1995, or at such other time and place as Newell and the Company shall agree in accordance with the provisions hereof.


                              ARTICLE II
             Representations and Warranties of the Company
                          and the Shareholder

          The Company and the Shareholder hereby jointly and severally represent and warrant to Newell and Acquisition that:

     2.01 Organization and Authority. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is not qualified in any other jurisdiction. Copies of the Articles of Incorporation and By-Laws of the Company that have been heretofore delivered to Newell are complete and correct as of the date hereof.

     2.02 Subsidiaries and Affiliates.  Except for 938217 Ontario
Limited, an Ontario corporation, there are no corporations, partnerships or other entities in which the Company has an equity interest other than minimum positions received in settlement of claims in reorganizations of customers.

     2.03 Capitalization of the Company. The authorized capital stock of the Company consists of 200 shares of Common Stock, no par value per share. Of such shares, 76 shares of Common Stock are issued and outstanding and owned by the Shareholder. All of the outstanding shares of Company Common Stock have been issued pursuant to and in accordance with valid exemptions from registration under the Securities Act of 1933, as amended, and the State of New York, and securities laws and rules and regulations under such laws, and all such shares are free of pre-emptive rights. There are no other shares of capital stock or other equity securities (or debt securities with any voting rights or convertible into securities with any voting rights) of the Company outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of capital stock of the Company.

     2.04 Authorization. The Company has full power and authority to enter into this Agreement and the Plan of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and Shareholder, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement and the Plan of Merger have been duly executed and delivered by the Company. This Agreement is, and subject to approval by the Shareholder of the Company, the Plan of Merger will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. This Agreement has been duly executed and delivered by the Shareholder and is the legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity.
 Neither the execution and delivery of this Agreement nor the Plan of Merger by the Company, nor the execution and delivery of this Agreement by the Shareholder, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company or the Shareholder with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company, under any of the terms, conditions or provisions of (x) its charter or by-laws, or
(y) except as disclosed in Schedule 2.04, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or Shareholder is a party, or by which any property or assets of the foregoing may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or Shareholder or any of its respective properties or assets.

     2.05 Financial Statements. The (i) audited balance sheet as of December 31, 1994, and the unaudited balance sheet as at July 31, 1995 (the unaudited balance sheet as of July 31, 1995 being herein referred to as the "Company Balance Sheet" ) and (ii) the audited statement of income, stockholders equity and cash flow for the fiscal year ended December 31, 1994 and unaudited statement for the period ending July 31, 1995 that have heretofore been delivered to Newell fairly present the financial condition and results of operations of the Company as at the respective dates and all such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, other than year-end adjustments consistent with past practice and Casero Labs, Ltd., which was sold as of 3/31/95 is not included in the financial statements for the period ended 7/31/95.

     2.06 Inventory. All inventory reflected on the Company Balance Sheet or thereafter acquired, was acquired or manufactured in the ordinary course of business, and is usable or saleable in the ordinary course of business, including close-outs, consistent with past practice.

     2.07 Receivables. All accounts, notes and other receivables of the Company, whether reflected in the Company Balance Sheet or arising thereafter, represent sales in the ordinary course of business, and none of such receivables or other debts is or will be at the date of the Closing subject to any counterclaims or set-offs, except (i) consistent with past practice, (ii) as otherwise reflected in the Company Balance Sheet, or (iii) as to after-arising accounts receivable, equivalent reserves.

     2.08 Absence of Certain Changes.

     (a) Since July 31, 1995, the Company has conducted its business only in the ordinary and usual course and has not experienced any changes in its condition (financial or otherwise), assets, liabilities, business or operations which individually or in the aggregate had a material adverse effect. Without limiting the generality of the foregoing sentence, since July 31, 1995, the Company has not, except as shown on Schedule 2.08:

          (i) paid, discharged or satisfied any liability or obligation (whether accrued, absolute, contingent or otherwise) in excess of $10,000 other than the payment, discharge or satisfaction, in the ordinary and usual course of business, of liabilities or obligations shown or reflected on the Company Balance Sheet or incurred any liability or obligation in excess of $10,000 except in the ordinary course of business since the date of the Company Balance Sheet;

          (ii)  except for the Marine Loan ("Marine Loan") listed on
     Schedule 2.04 in the ordinary and usual course of business, permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, or sold, transferred or otherwise disposed of any of its notes or accounts receivable;

          (iii) written off as uncollectible any notes or accounts receivable or written down the value of any inventory other than in the ordinary and usual course of business;

          (iv) cancelled or waived any claims or rights or sold, transferred, distributed or otherwise disposed of any assets, except assets in the ordinary and usual course of business;

          (v) disposed of or permitted to lapse any rights in, to or for the use of any patent, trademark, trade name or copyright;

          (vi) granted any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in compensation in the ordinary course consistent in timing and amount with past practice and/or the employment agreements listed on Schedule 2.08) or granted any severance or termination pay (other than for severance pay in amounts consistent with the Company's established severance pay practices and/or such employment agreements), or entered into or varied the terms of any employment agreement with any such person;

          (vii) made any capital expenditure or commitment in excess of $10,000 for additions to property, plant or equipment, or leased or agreed to lease any assets which, if purchased, would be reflected in the property, plant or equipment accounts;

          (viii) made any material change in any method of accounting or keeping its books of account or accounting practices;

          (ix) paid any amounts which individually exceeded $10,000 to, or sold or otherwise disposed of any assets valued individually in excess of $10,000 to or entered into any agreement or arrangement with, any Affiliated Person (other than payments of compensation to employees for wages and reimbursement of documented expenses in the ordinary course). For purposes of this Agreement, "Affiliated Person" means any present director, officer, shareholder or employee of the Company and any member of such person's family and any entity in which such person or any member of such person's family has an interest or which is controlled, directly or indirectly, by such person or any member of such person's family;

          (x) incurred any obligation or liability, including without limitation any liability for nonperformance or termination of any contract, except liabilities incurred in the ordinary and usual course of the business other than the Real Property Lease (as defined below);

          (xi) authorized for issuance, issued, delivered or sold any debt or equity securities, or altered the terms of any outstanding securities issued by it or in any way increased its indebtedness for borrowed money other than draw downs on the Marine Loan; or

          (xii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any Company Common Stock, or redeemed, purchased or otherwise acquired any Company Common Stock, any securities convertible into or exchangeable for any Company Common Stock or any options, warrants or other rights to purchase or subscribe to any of the foregoing (and no dividends are or will be owed to any holder of Company Common Stock).

     2.09 Litigation and Other Proceedings.  Except as set forth on
Schedule 2.09, neither the Company or the Shareholder are currently a party to any pending or threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree relating to or affecting the Company or, with respect to the Shareholder, relating to or affecting their shares of Company Common Stock or their positions with the Company.

     2.10 Compliance with Laws. The Company has previously conducted and is conducting its business in material compliance with all material applicable laws, regulations, and requirements of each jurisdiction in which such business is carried on. Schedule 2.10 lists all material licenses, registrations and permits, and applications with respect to the business and operations of the Company. The Company currently has all material governmental approvals, consents, licenses, registrations, and permits necessary to carry on its business as presently conducted and the Company has not received written notice of violation of any material laws or notice of any proposed regulations or changes in the requirement of such approvals, consents, licenses, registrations, or permits which might have a material adverse effect on the Company's business.

     2.11 Tax Returns and Audits. Complete and correct copies of all tax returns and all amendments or modifications thereto filed or caused to be filed by the Company for the period beginning January 1, 1991 up to and including the year ended December 31, 1993 have been delivered to buyer. The Company has filed with the appropriate governmental agencies all tax returns required to be filed by it and has paid, or made provision for (or will make provision by accruals through the Closing) the payment of, all taxes of every type and description which have or may become due, and such returns accurately reflect the Company's obligations to pay taxes for the periods covered therein. The accruals and reserves for taxes reflected in the Company Balance Sheet are adequate to pay in full all taxes that have accrued for any period which are not yet due and payable. No examination relating to any tax returns is currently in progress of which the Company has received notice and no waivers of statutes of limitation have been given or requested. For purposes of this agreement, taxes shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, franchise, profits, license, withholding, payroll, single business, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, and any installments with respect thereto, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company. The federal income tax liabilities of the Company has not been audited by the IRS since 1989.

     2.12 Title to Properties.

     (a) Schedule 2.12(a) sets forth: a true and complete list of the real property leases ("Real Property Lease") of the Company and all personal property leases to which the Company is a party as lessee as of the date hereof involving an annual lease payment of more than $10,000, including an identification of the parties, the property, the term of the lease and the rent or lease payments thereunder. The Company owns no real property.

     (b) The Company has good and marketable title to all of its properties and assets, real, personal and mixed, including intangibles, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, and has taken all steps necessary or otherwise required to perfect and protect its rights in and to its properties and assets, including intangibles. All properties and assets owned and currently used by the Company in the Company's business are in working condition and state of repair that permits the Company to operate its business in a manner consistent with past operations and to the best of the knowledge of the Company and Shareholder, are not in violation of any material applicable laws, including without limitation building and zoning laws, and no written notice of any violation of building or other laws, statutes, ordinances or regulations relating to such business, property or assets has been received. All of the Company's material assets currently used in connection with its business are located as listed in Schedule 2.12(b).

     2.13 Contracts and Commitments. Except for (i) orders from customers for immediate delivery of goods in the ordinary course of business; (ii) orders to contract manufacturers for immediate delivery to the Company; (iii) such other agreements with suppliers for build-up of inventory as described in Schedule 2.13, the Company, has no written or oral contracts, commitments, or other agreements or arrangements, including any notes, loan agreements, guarantees, or other evidence of indebtedness of the Company involving an aggregate consideration with a value in excess of $10,000, or any contracts, commitments, or other agreements or arrangements with any Affiliated Person. All of such contracts, commitments, or other agreements or arrangements to which the Company is a party or by which any of its assets or properties are bound or affected are in full force and effect and to the best knowledge of the Company and the Shareholder no event or condition has occurred or exists or is alleged by any of the other parties thereto to have occurred or exist, which constitutes or with lapse of time or giving of notice might constitute a default or basis for acceleration under any such contract, commitment, arrangement or other agreement. The Company has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever except as set forth on Schedule 2.13.

     2.14 Employee Relations. The Company is not a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, is not required to recognize and during the past five years has not received a demand for recognition by any collective bargaining representative or experienced any strikes or work stoppages or slowdowns. To the best of their knowledge, the Company is in material compliance with all applicable laws, rules or regulations relating to employment or employment practices, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and the Company is in material compliance with the Occupational Safety and Health Act and applicable Federal Civil Rights laws. There are no controversies pending or, to the best of Shareholder's knowledge, threatened between the Company and any of its employees.

     2.15 Employee Benefit Plans.

     (a)  Definitions.  For purposes of this Section 2.15:

          (i) Arrangements. The term "Arrangement" means any personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs, and sick leave), salary reduction agreements, change-in-control agreements, employment agreements, consulting agreements or any other benefit, program, agreement or contract, whether or not written, (1) which currently or since December 31, 1989, is being or has been maintained for employees of the Company or of any Control Group member or (2) to which the Company or any Control Group Member makes or is required to make or since December 31, 1989, made or was required to make, contributions.

          (ii) Plan. The term "Plan" includes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA") (other than a Multiemployer Plan and including terminated Plans) (1) which currently or since December 31, 1987 is being or has been maintained for employees of the Company or of any Control Group member or (2) to which the Company or any Control Group member makes or is required to make, or since December 31, 1987 made or was required to make, contributions.

          (iii) Multiemployer Plan. The term "Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which the Company or any Control Group member has or has ever had any obligation to contribute.

     (b)  Plans Listed.

          All Arrangements, Plans and Multiemployer Plans are set forth on Schedule 2.15.

     (c)  Operations of Plans.

          (i) Each Arrangement and each Plan has been administered in all material respects in compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA, the Code and the Consolidated Omnibus Budget Reconciliation Act of 1986), regulations and interpretations thereunder.

          (ii) All oral or written communications with respect to each Arrangement and each Plan currently and in the past reflect and have reflected in all material respects the documents and operations of the Arrangement or Plan and no person has or had any liability by reason of any such communication or any failure to communicate with respect to any Arrangement or Plan.

          (iii) Neither the Company nor any other member of the Control Group, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by the Company is contemplated herein, in violation of
     Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or
     Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

          (iv) Each Qualified Plan (together with its related funding instrument) is qualified and tax exempt under Sections 401 and 501 of the Code, except none of the Qualified Plans has yet been amended to comply with applicable requirements of the Code, as amended by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986 and subsequent legislation.

          (v) No matter is pending relating to any Arrangement or Plan before any court or governmental agency.

          (vi) Every fiduciary and official of each Plan is bonded to the extent required by Section 412 of ERISA and no civil or criminal action with respect to any Arrangement or Plan, pursuant to any federal or state law, has been brought, is pending or is threatened, against the Company, any subsidiary or affiliate thereof, any officer, director or employee thereof or any fiduciary of any Plan.

          (vii) No Plan fiduciary or any other person has, or has had, any liability to any participant or beneficiary under any Plan or Arrangement or to any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Plan or Arrangement, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights, except for benefits payable in the normal operation of the Plan or Arrangement.

          (viii) There are no Plans or Arrangements to which the Company, or any other member of the Control Group is a party or by which any of them is bound and under which, as a result of this Agreement or any other particular transaction, any director, officer, employee or other agent of the Company or any other member of the Control Group or any other party claiming through such a person shall or may acquire rights with respect to any Plan or Arrangement (including, without limitation, the creation, increase or extension of new or existing rights), become entitled to a distribution or payment with respect to any Plan or Arrangement at a date earlier than if this Agreement had not been signed or such other transaction had not occurred, or otherwise receive or become vested in rights or benefits with respect to any Plan or Arrangement.

     (d)  Plan Documents and Records.

          (i) Complete and correct copies of all current and prior documents as in effect after January 1, 1990, including all amendments thereto, with respect to each Arrangement and Plan, have been heretofore delivered to Newell. These documents include, but are not limited to, the following: Plan and Arrangement documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, actuarial reports, audit reports, financial statements, premium reports to PBGC (Form PBGC1), Internal Revenue Service determination letters, Internal Revenue Service recognitions of exemption, annual reports (Form 5500) for the most recent three plan years ending prior to the date hereof and any other general explanation or communication distributed or otherwise provided to participants in such Arrangement or Plan which describes all or any relevant aspect of each Arrangement or Plan.

          (ii) At the Effective Time, the participant or beneficiary records with respect to each Arrangement and Plan shall be in custody of the persons listed on Schedule 2.15. All such records accurately set forth the history of each participant and beneficiary in connection with each Arrangement and Plan and accurately state the benefits earned and owed to each such person as of the date hereof.

     (e)  Finances.

          (i) Neither the Company nor any member of its Control Group currently maintains or has ever maintained a Title IV Plan.

          (ii) All contributions payable to each Qualified Plan for all benefits earned and other liabilities accrued through December 31, 1992, determined in accordance with the terms and conditions of such Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the Company Balance Sheet.

          (iii) Set forth on Schedule 2.15 is (1) the amount of the liability for minimum contributions for the last three plan years to any Qualified Plan, (2) the approximate amount of the minimum contribution to any Qualified Plan for the plan year during which the Closing Date is to occur, and (3) the annual cost of providing coverage under any Plan that is a welfare plan as defined in Section 3(1) of ERISA to all former employees of the Company or any other member of the Control Group and all dependents of a former employee.

     (f)  Multiemployer Plans.

          Neither the Company nor any member of its Control Group is currently, or has ever been, obligated to contribute to any Multiemployer Plan.

     2.16 Intellectual Property. Schedule 2.16 sets forth a correct and complete list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, service marks, trademark registrations and applications, copyrights and copyright registrations and applications, and all other rights with respect to intellectual property, both domestic and foreign, presently owned, possessed, used or held by the Company (the "Intellectual Property"), and the Company owns the entire right, title and interest in and to the same. No representation is made as to the validity or enforceability of any of the above.
Schedule 2.16 also sets forth a correct and complete list of all licenses granted to the Company by others and to others by the Company. To the best of the knowledge of the Company and Shareholder, neither the conduct of the Company's business nor any of the products it sells or services it provides infringes upon the rights of any other person and the conduct of any other person's business or any of the products it sells or services it provides does not infringe upon any of the Company's rights and the Company has no liability for and has not given any indemnification for patent, trademark or copyright infringement as to any products manufactured, used or sold by it or with respect to services rendered by it except as shown in Schedule 2.16.

     2.17 Conflicting Interests. The Shareholder has no direct or indirect interest in any competitor, customer, supplier or other person, firm or corporation which has any current business relationship or material transaction with the Company or which is a party to, or has property which is the subject of, any business arrangement with the Company.

     2.18 Environmental Matters.

     (a) The Company has complied with applicable federal, state and local environmental laws and regulations, orders and directives of any and all Governmental Agency or Agencies, the noncompliance with which could have a material adverse effect on the Company.

     (b) The Company has not been charged with, nor has the Company received any written notice of, and no officer of the Company has received any oral notice, that the Company is under investigation for the failure to comply with any and all statutes, laws, ordinances, rules, regulations, orders and directives of any and all Governmental Agency or Agencies (as hereinafter defined) with respect to the use, generation, storage, transportation, handling, abandoning, dumping, releasing, leaching, escaping, burying, disposing, discharging or emitting of any particles, materials, substances, or constituents or components thereof that have been or may be determined by each and every Governmental Agency or Agencies to be of a hazardous, toxic, pollutive, or ecologically or environmentally damaging nature ("Regulated Materials" as hereinafter defined), pertaining to the business of the Company, the assets and properties owned or leased by the Company, or the operation, conduct or occupancy thereof.

     (c) For the purpose of this Agreement, the phrase "Regulated Materials" shall include, but shall not be limited to, those materials or substances defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," "toxic pollutants," "petroleum products" or other similar designations under the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sect. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sect. 6901, et seq. ("RCRA"), the Hazardous Materials Transportation Act, 49
U.S.C. Sect. 1801, et seq., or regulations promulgated pursuant thereto. Also for purposes of this Agreement, the phrase "Governmental Agency or Agencies" means any federal, state, local or foreign government, political subdivision, court, agency or other entity, body, organization or group exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

     (d) The Company has not received from any governmental agencies or private party any written (i) complaint or notice asserting potential liability, (ii) since January 1, 1990, requests for information, or (iii) request to investigate or clean up any site under the Clean Water Act, CERCLA, or under state or foreign law comparable thereto.

     (e) Each hazardous waste transporter and disposal facility that has transported or disposed of any such Regulated Materials on behalf of the Company, if any, is listed in Schedule 2.18. All manifests in the possession of the Company pertaining to the transportation of the Regulated Materials of the Company have been made available to Newell within a reasonable period of time prior to the Closing. Information regarding the disposal of solid waste at various landfills has been provided to Newell. The manifests and information regarding disposal practices are included in Schedule 2.18.

     (f) There has not been a release, as defined by CERCLA, of Regulated Materials at or from any facility or Real Property subject to this transaction which could have a material adverse effect on the Company.

     (g) There are no underground storage tanks, as defined by RCRA and applicable state law, located on any real property now owned or any space leased by the Company, and the Company is not a transfer, storage or disposal (TSD) facility requiring a Part B RCRA permit.

     (h) The Company has made available to Newell all known written reports issued to Governmental Agencies by or on behalf of the Company, or by any of its representatives or consultants, with respect to environmental matters. All environmental audits, assessments and studies within the possession of the Company regarding real property now owned or leased by the Company are disclosed in Schedule 2.18.

     (i) Each of the foregoing representations and warranties contained in this Section 2.18 shall be in addition to, and not in lieu of, any other representation or warranty contained in this Agreement.

     2.19 Absence of Undisclosed Liabilities. To the best of the knowledge of the Company and Shareholder, the Company does not have any liabilities or obligations due or to become due, whether absolute, accrued, contingent or otherwise, and there are no claims or causes of action that may be asserted against the Company which arise with respect to or relate to any period or periods on or prior to the date hereof, except as, and to the extent, set forth or specifically reserved against on the Company Balance Sheet, except for liabilities incurred since July 31, 1995 in the ordinary course of business consistent with past practice and except under items either listed in the schedules to this Agreement or not required to be listed because of their relative size and/or consequence.

     2.20 Insurance. The Company has in full force and effect the policies of insurance listed in the amounts described in Schedule 2.20 hereto, and all premiums due thereon have been paid or accrued. The Company does not have any interest in any other insurance policy.
Schedule 2.20 accurately reflects the insurance claims experience of the Company for the past three years.

     2.21 Customers and Suppliers. Schedule 2.21 contains a list of the Company's 20 largest customers and suppliers (measured by dollar volume of purchases and net sales, as applicable) during 1993, 1994 and the first six months of 1995, and the percentage of the Company's business which each such customer represented. The Company is not presently engaged in any disputes with such customers or suppliers other than in the ordinary course of business. No customer or supplier has notified the Company that it is terminating or not renewing its arrangements with the Company which would in the aggregate have a material adverse effect on the Company. At no time during the two years prior to the date hereof have the sales, manufacturing or other business operations of the Company been materially affected by shortages or availability of products or raw materials necessary to sell or manufacture the products presently sold by the Company, other than in the ordinary course of business.

     2.22 Product Quality. The Company has no standard written warranties, extended by the Company with respect to its products. No claims have been made against the Company for (a) credit or refunds with respect to products returned or returnable by customers, except in the normal course of business, or (b) personal injury arising out of events occurring on or prior to the date hereof based upon defective products, any violation of express or implied product warranties, or similar claims with respect to products delivered by the Company to customers or distributors on or prior to the date hereof.

     2.23 Brokers and Finders. Except as described in Schedule 2.23, neither the Company or Shareholder has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Company or the Shareholder in connection with this Agreement, the Plan of Merger or the transactions contemplated hereby and thereby.

     2.24 Disclosure. No representation, warranty or other statement by the Company or the Shareholder herein or in the schedules hereto, or in any other document entered into in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     2.25 Securities Act Compliance. (a) The Newell Common Stock deliverable to the Shareholder under this Agreement will be acquired by the Shareholder for his own account for investment and not with a view to the distribution thereof, and no part or all of said Common Stock nor any interest therein, will be sold or otherwise disposed of by the Shareholder except in complaince with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

          (b) Newell may affix the following legend to the Common Stock deliverable to Shareholder under this Agreement:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, and thus may not be transferred without registration under the Securities Act of 1933 or other compliance with the requirements of said Act and the rules and regulations thereunder. Such compliance must be demonstrated to the reasonable satisfaction of counsel for the

          Company and Newell shall not be required to transfer (or instruct its transfer agent to transfer) any of the shares of Common Stock unless and until the Shareholder have complied with the provisions of the Securities Act of 1933 and the rules and regulations thereunder.

          (c) The Shareholder has the full power and authority, without the consent of, or any required consultation with, any other person, to enter into this Agreement and is not acting on behalf of any other person or entity.

          (d) The Shareholder has received copies of Rule 144, 145 and Regulation D (as adopted by the Securities and Exchange Commission) issued under the Securities Act of 1933, and the following information regarding Newell: 1994 Annual Report to Shareholder; Interim Report to Shareholder for the six months ended June 30, 1995; 1994 Form 10-K; and Proxy Statement dated March 30, 1995 relating to the Annual Meeting of Stockholders.

          (e) The Shareholder believes that he has the knowledge and experience in financial and business matters necessary for an evaluation of the information referred to in (d) above and for making an informed decision on his investment in Newell Common Stock.

          (f) The Shareholder has met personally with representatives of Newell and has been provided with the opportunity to ask questions of such persons concerning the business and affairs of Newell and verify the accuracy of the information contained in the documents listed in (d) above.

          (g) The Shareholder has the resources to bear the economic risks incident to holding the Newell Common Stock received pursuant to this Agreement for the periods necessary for compliance with the Securities Act of 1933.

     2.26 Current Plans and Intentions. There is no current plan or intention by the Shareholder to sell, exchange, or otherwise dispose of a number of shares of Newell Common Stock received in the Merger that would reduce the Shareholder's ownership of Newell Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Company Common Stock as of the same date. For this purpose, shares of Company Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of Newell Common Stock shall be treated as outstanding Company Common Stock on the date of the Merger. Moreover, shares of Company Common Stock and shares of Newell Common Stock held by Shareholder and otherwise sold, redeemed or disposed of, prior or subsequent to the Merger, will be considered in making this representation.


                              ARTICLE III
       Representations and Warranties of Newell and Acquisition

          Newell and Acquisition jointly and severally represent and warrant to the Company and the Shareholder that:

     3.01 Organization and Authority. Each of Newell and Acquisition is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with power to own its property and to carry on its business as now being conducted, and each is qualified in each other jurisdiction in which qualification is required for it to hold the property or conduct the business it holds or conducts therein, except to the extent that all failures of both such entities so to qualify in the aggregate would not have a material adverse effect on the financial condition, business or operations of Newell and its subsidiaries taken as a whole.

     3.02 Capitalization. The authorized capital stock of Newell consists of (a) 300,000,000 shares of Newell Common Stock, $1.00 par value, of which approximately 159,000,000 shares are issued and outstanding, and (b) 10,000,000 shares of Preferred Stock consisting of (i) 10,000 shares without par value, of which no shares are issued and are outstanding and (ii) 9,990,000 shares of Preferred Stock, $1.00 par value, of which no shares are issued or outstanding. The authorized capitalization of Acquisition consists of 1,000 shares of Common Stock, par value $1.00 per share, of which all 1,000 shares are issued and outstanding and owned directly by Newell. The shares to be issued to Shareholder at Closing will be fully paid and non-assessable and have been duly authorized for issuance to Shareholder.

     3.03 Authorization. Newell and Acquisition have full power and authority to enter into this Agreement and the Plan of Merger and to carry out their obligations hereunder and thereunder. The transactions contemplated hereby and thereby have been duly authorized by their respective Boards of Directors and by Newell as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Newell or Acquisition are necessary to authorize this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement and the Plan of Merger are valid and binding obligations of Newell and Acquisition enforceable against Newell and Acquisition in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity. Neither the execution and delivery of this Agreement nor the Plan of Merger by Newell and Acquisition, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Newell and Acquisition with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Newell, under any of the terms, conditions or provisions of (x) the charter or by-laws of Newell or Acquisition or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newell or Acquisition is a party, or by which either of them is, or any of their properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Newell or any of its properties or assets. Other than in connection with or in compliance with the provisions of the Wisconsin Business Corporation Law and the General Corporation Law of the State of Delaware, the Securities Act, the securities laws of the various states, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Newell or Acquisition of the transactions contemplated by this Agreement and the Plan of Merger.

     3.04 Brokers and Finders. Neither Newell nor any of its subsidiaries, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission or finders' fees, and no broker or finder has acted directly or indirectly for Newell or any of its subsidiaries in connection with this Agreement or the Plan of Merger or the transactions contemplated hereby and thereby.

     3.05 Disclosure. No representation, warranty or other statement by Newell or Acquisition herein or in any other document made in connection with this Agreement, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.06 Current Plans and Intentions. It is the current plan and intention of Newell that:

          (i) Newell will not reacquire any of the Newell Common Stock issued in the Merger to liquidate the Company with or into any other corporation (except as contemplated by the Plan of Merger), sell or otherwise dispose of the Company's stock (except for transfers of stock to corporations controlled by Newell), or cause the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Acquisition (except for sales and dispositions made in the ordinary course of business or sales of transfers of asets to a corporation controlled by the Company). Newell intends that the Company, after the consummation of the Merger, continue its business. Newell does not, directly or indirectly, own nor has it owned, directly or indirectly, during the past five years any shares of stock of the Company;

          (ii) Immediately following the Merger, the Company will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by the Company or Acquisition to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Acquisition, respectively, immediately prior to the Merger;

          (iii) Immediately prior to the Merger, Newell will be in control of Acquisition within the meaning of Section 368(c) of the Code;

          (iv) Newell will not cause the Company to issue additional shares of the Company's stock that would result in Newell losing control of the Company within the meaning of Section 368(c) of the Code;

          (v) Acquisition will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger;

          (vi) Immediately following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business within the meaning of Treas. Reg. Sect. 1.368-1(d);

          (vii) Newell and Acquisition will pay their respective expenses, if any, incurred in connection with the transaction;

          (viii) The payment of cash in lieu of fractional shares of Newell Common Stock is solely for the purpose of avoiding the expense and inconvenience to Newell of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Shareholder instead of issuing fractional shares of Newell Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Shareholder in exchange for their shares of Company Common Stock. The fractional share interests of each Shareholder will be aggregated, and no Shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Newell Common Stock;

          (ix) None of the compensation received by any shareholder employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Newell Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     3.07 Investment Company Status. Neither Newell nor Acquisition is an investment company as defined in Section 368(a)(2)(F)(iii) and
(iv) of the Code.

     3.08 No Material Change. There has been no material adverse change in the business, financial condition or prospects of Newell since its Form 10Q for its most recent quarter.


                              ARTICLE IV
            Conduct of Business Prior to the Effective Time

     4.01 Conduct of the Company's Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations according to its ordinary and usual course of business consistent with past and current practices and use its best efforts to maintain and preserve its business organization, prospects, employees and advantageous business relationships and shall not, without the prior written consent of the Chief Executive Officer, the President or a Vice President of Newell, take any action or permit to occur any event set forth in Section 2.08.

     4.02 Renegotiation of Building Lease.

          Notwithstanding the provisions of Section 4.01, the Shareholder shall, prior to the Effective Time, amend the Real
Property Lease to provide for termination no later than December 31, 1995.

     4.03 The Employment Agreements of Carl Philips and David Schwartz will have terminated at no cost to the Company other than as set forth in Section 5.06 below or as otherwise accrued on the Company Balance Sheet.


                               ARTICLE V
                         Additional Agreements

     5.01 Access and Information. The Company shall afford to Newell and to its accountants, counsel and other representatives, full access during regular business hours and upon reasonable notice, during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of the Company, and, during such period, the Company shall furnish promptly to Newell all other information concerning the business, properties and personnel of the Company as Newell may reasonably request. The Confidentiality Agreement previously executed by Newell and the Company remains in full force and effect.


     5.02 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using reasonable efforts to satisfy the conditions contained in Article VI hereof. Neither Newell or the Company is aware of any approvals required from any governmental bodies. The Company and Newell will use their best efforts to obtain consents of all third parties necessary in the opinion of both parties, or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger.
In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, the proper officers and/or directors of the Company, Newell or Acquisition, as the case may be, shall take all such necessary action. The Shareholder shall vote in favor of the approval and adoption of the Plan of Merger all shares of Company Common Stock which he is then entitled to vote. Prior to the earlier of the Effective Time or the earlier termination of this Agreement pursuant to Article VII hereof, Shareholder shall except as set forth on Schedule 5.03, (i) continue to own, of record and beneficially, all right, title and interest to the shares of Company Common Stock owned by him as of the date hereof, free and clear of all security interests, liens, claims, pledges, escrows, options, warrants, rights of purchase, equities, charges, encumbrances, proxies, voting trusts and restrictions on voting rights whatsoever, and (ii) not enter into any contract, agreement, understanding or restriction of any kind relating to any shares of Company Common Stock. During the period from the date of this Agreement to the Effective Time, or such earlier termination of the Agreement pursuant to Article 7 hereof, the Shareholder shall not and the Company shall not and shall cause its directors, officers, agents and employees not to solicit, authorize the solicitation of or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party regarding the Company) concerning any offer or possible offer from any such third party (i) to purchase any Company Common Stock, any option or warrant to purchase Company Common Stock, or any securities convertible into Company Common Stock or any other security of the Company, (ii) to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company relating to the Business or (iii) to merge, consolidate or otherwise combine with the Company.

     5.03 Interim Financial Statements. During the period prior to the Effective Time, the Company shall deliver to Newell monthly by the 25th day of the following month, an unaudited balance sheet as at the end of such month and the unaudited statements of income and stockholders' equity of the Company for the period then ended (the "Interim Financial Statements"). The Interim Financial Statements shall be prepared on the same basis as set forth in Section 2.05.

     5.04 Certain Notifications. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VI.

     5.05 Press Releases. The parties agree that, except in the event of an emergency, no press release or other public announcement with respect to this Agreement or the transactions contemplated hereby shall be made without the prior consultation of all parties hereto.

     5.06 Transactional Costs. Each party hereto shall pay or be responsible for its or his expenses in connection with the transactions contemplated by this Agreement except that the expenses listed on Schedule 5.06 shall be paid by Newell by wire transfer to the account of Spitzer & Feldman P.C. at Closing.

     5.07 Confidentiality and Non-Use. If for any reason the transactions contemplated by this Agreement are not completed, then Newell and Acquisition agree to return to the Company (and not thereafter use in their own businesses or otherwise or disclose the contents thereof) all documents, data and other materials respecting the Company's business furnished to or obtained by either Acquisition or Newell or its representatives pursuant to the access granted pursuant to Section 5.01 or previous thereto.

     5.08 Demand Registration. Newell agrees that the Shareholder shall have the registration rights described in this Section with respect to Newell Common Stock issued to the Shareholder pursuant to this Agreement (together with any securities or property issued in exchange for or in replacement or pursuant to a reclassification or recapitalization of such securities, the "Registrable Securities"):

     (a) Promptly after the Closing (but in no event more than ten business days), Newell shall file a "shelf" registration statement on Form S-3 (or any successor form thereto or other appropriate form) under the Act covering all of the Shareholder's Registrable Securities. Newell will use its best efforts to have such registration statement declared effective by the Securities and Exchange Commission at the earliest practicable time and to maintain the effectiveness thereof at least through the second anniversary of the date of Closing.

     (b) In connection with any registration of Registrable Securities under the Act pursuant to this Agreement, Newell will furnish Shareholder whose Registrable Securities are registered thereunder with a copy of the registration statement and all amendments thereto and will supply Shareholder with copies of any prospectus included therein (including a preliminary prospectus and all amendments are supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration.

     (c) All expenses, disbursements, and fees incurred by Newell in connection with carrying out its obligations under this Section 5.08 shall be borne by Newell, other than the expense of Shareholder's consultant, if any.

     (d) It shall be a condition of Shareholder's rights hereunder to have Registrable Securities owned by such Shareholder registered that:

          (i) such Shareholder shall cooperate with Newell by supplying information and executing documents relating to Shareholder or the securities of Newell owned by Shareholder in connection with such registration;

          (ii) Shareholder shall enter into any undertakings and take such other action relating to the conduct of the proposed offering which Newell or any underwriter may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of the National Association of Securities Dealers Inc. to effectuate the offering; and

          (iii) Shareholder agrees to indemnify and hold harmless Newell, each of its directors, each of its officers who has signed the registration statement, any underwriter (as defined in the Act), and each person, if any, who controls Newell or such underwriter within the meaning of the Act, against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which Newell or any such director, officer, underwriter or controlling person may become subject under the Act or otherwise, in such manner as is customary for registrations of the type then proposed and, in any event, equivalent in scope to indemnities given by Newell in connection with such registration, but only with respect to information furnished by Shareholder in writing in connection with such registration (and provided further that the foregoing indemnities shall be limited to the aggregate amount of proceeds received by Shareholder pursuant to the sale of shares in such registration).

     (e) In the event of any registration under the Act of any Registrable Securities pursuant to this Section 5.08, Newell hereby agrees to indemnify and hold harmless Shareholder disposing of such Registrable Securities against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which such Shareholder may become subject under the Act or otherwise, in such manner as is customary for registrations of the type then proposed, but not with respect to information furnished by Shareholder in writing in connection with such registration.

     (f) Listing. The shares of Common Stock of Newell to be issued in the Plan of Merger will be approved concurrent with the effectiveness of the Registration Statement for listing on the New York Stock Exchange and the Chicago Stock Exchange subject to notice of issuance.

                              ARTICLE VI
                              Conditions

     6.01 Conditions to Each Party's Obligations to Consummate the Merger. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Authorization. The Plan of Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of the Company's Common Stock.

     (b) Proceedings. At the Effective Time there shall be no action or proceeding initiated by any governmental agency or any third party pending which seeks to restrain, prohibit or invalidate any material transaction contemplated by this Agreement or the Plan of Merger or to recover substantial damages or other substantial relief with respect thereto and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating any such material transaction.

     6.02 Conditions to Obligations of the Company to Consummate the Merger. The obligations of the Company and the Shareholder to consummate the Merger shall be subject to the fulfillment (or waiver by the Company and the Shareholder) at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Newell and Acquisition set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed by the Chief Executive Officer, the President or a Vice President of Newell to that effect.

     (b) Performance of Obligations. Newell shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the Chairman of the Board, the President or a Vice President of Newell to that effect.

     (c)  Intentionally omitted.

     (d) Opinion of Associate General Counsel. Richard H. Wolff, Associate General Counsel for Newell, shall have furnished his opinion to the Company as at the Effective Time in the form and to the effect set forth in Exhibit C hereto.

     (e) Consulting Agreement. The Company shall have executed a Consulting Agreement with Carl Philips in substantially the form of Exhibit E hereto.

     (f) Lease Amendment. The amendment to the Real Property Lease described in section 4.02 shall in effective upon Closing.

     (g) Newell Obligations. At Closing, Newell shall (i) pay off the loans listed on Schedule 6.02(g) as well as the outstanding balance of the Marine Loan, (ii) provide to Marine Midland Bank substitute collateral to have Carl Philips released from his guarantees of outstanding letters of credit and any future letters of credit, and (iii) wire transfer the Transactional Costs to Spitzer & Feldman's trust account as set forth in Section 5.06 above.

     6.03 Conditions to Obligations of Newell and Acquisition to Consummate the Merger. The obligations of Newell and Acquisition to consummate the Merger shall be subject to the fulfillment (or waiver by Newell and Acquisition) at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and the Shareholder set forth in Article II hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and Newell shall have received a certificate signed by the Shareholder and by the President of the Company to that effect.

     (b) Performance of Obligations. The Company and the Shareholder shall have performed all obligations required to be performed by it or them under this Agreement prior to the Effective Time, and Newell shall have received a certificate signed by the Shareholder and by the President of the Company to that effect.

     (c) Permits, Authorizations, Etc. The Company shall have obtained any and all consents or waivers from other parties to contracts other than the Marine Loan material to the Company's business for the lawful consummation of the Merger.

     (d)  Intentionally omitted.

     (e) Financial Statements. Newell and Acquisition shall have received the Interim Financial Statements.

     (f) Opinion of Counsel. Spitzer & Feldman, P.C., counsel for the Company, shall have furnished to Newell its opinion as of the Closing in the form and to the effect set forth in Exhibit D hereto.

     (g)  Escrow Agreement   The Shareholder shall have entered into
an escrow agreement in form of Exhibit E  (the "Escrow Agreement").

     (h) Consulting Agreement. Carl Philips shall have executed Consulting Agreement with the Company in substantially the form of Exhibit C hereto.

     (i) Lease Amendment. The amendment to the Real Property Lease described in section 4.02 shall be in effect upon Closing.


                              ARTICLE VII
                        Termination, Amendment

     7.01 Termination.

     (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholder

          (i)  by mutual consent of the Company and Newell;

          (ii) by either the Company or Newell if the Merger has not taken place by September 30, 1995 unless the failure of the Merger to take place by that date is the result of a breach of any provision of this Agreement by the party seeking to terminate;

          (iii) by Newell if any of the conditions contained in Sections 6.01 and 6.03 have not been satisfied prior to the Closing;

          (iv) by the Company if any of the conditions contained in Sections 6.01 or 6.02 have not been satisfied prior to the Closing.

     (b)  In the event this Agreement is terminated pursuant to
Section 7.01, such termination shall be without any liability or further obligation of any party to another and the obligations and agreements in this Agreement shall terminate and have no further effect except for liabilities and obligations based on any intentional failure to perform or comply with any covenant or agreement herein or for any intentional misrepresentation or material breach of any warranty herein (and such termination shall not constitute a waiver of any claim with respect thereto).

     7.02 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto duly authorized by the respective Board of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of the Plan of Merger by the Shareholder, no such amendment, modification or supplement shall change the amount or the form of the consideration to be delivered to the Shareholder as contemplated by this Agreement and the Plan of Merger.


                             ARTICLE VIII
              Survival of Representations and Warranties

          The representations, warranties, covenants and agreements of the parties to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Merger for a period of one year notwithstanding any investigations made by any party hereto or, except any actual knowledge which any party may have regarding a breach of a representation or warranty by any other party; provided, however, that any covenant, agreement, representation or warranty that becomes the subject of a claim under the Escrow Agreement shall survive, as to such claim, until resolution of such claim.

                              ARTICLE IX
                        Limitation of Liability

          The parties hereto understand and agree that the Escrow Agreement and the procedures relating thereto as set forth in the Escrow Agreement have been established as the sole means and method of providing a remedy to Newell for breach of any of the representations, warranties, covenants and agreements of the Company or the Shareholder hereunder after the Merger has become effective. Notwithstanding anything contained in this Agreement to the contrary, Newell agrees that, except to the extent provision has been made therefor under the Escrow Agreement, the Company and the Shareholder shall have no liability with respect to any claim, cause of action, obligation of indemnity, breach of representation or warranty or other matter of any nature or character whatsoever arising under or in connection with this Agreement after the Merger has become effective. Newell agrees that after the Merger has become effective its exclusive remedy for any such claim, cause of action, obligation of indemnity, breach of representation or warranty, or other matter shall be its rights against the Escrow Property (as defined in the Escrow Agreement).


                               ARTICLE X
                          General Provisions

     10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally; (ii) the second business day after being deposited in the United States mail registered or certified (return receipt requested); (iii) the first business day after being deposited with Federal Express or any other recognized national overnight courier service or (iv) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Newell or Acquisition:

               Newell Co.
               One Millington Road
               Post Office Box 117
               Beloit, Wisconsin 53511
                 Facsimile: (608) 365-8290

               Attention: William T. Alldredge

               With copies to:

               Mr. Richard H. Wolff
               Associate General Counsel
               Newell Co.
               4000 Auburn Street
               Rockford, Illinois 61101
                 Facsimile: (815) 969-6106

     (b)  If to the Company or the Shareholder:

               Carl Philips
               1 W.  64 Street, Apt. 3B
               New York, New York 10023
                 Facsimile:  212/362-5599

               with copies to:
               Kenneth Gliedman
               SPITZER & FELDMAN, P.C.
               405 Park Avenue
               New York, New York 10022
                 Facsimile:  212/838-7472

     10.02 Miscellaneous. This Agreement (including the exhibits, documents and instruments referred to herein or therein):

          (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

          (ii) is not intended to confer upon any other person any rights or remedies hereunder;

          (iii) shall not be assigned by operation of law or otherwise; and

          (iv) may be executed in two or more counterparts which together shall constitute a single agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, next of kin, distributees, executors, administrators and personal representatives.

     10.03 Waiver; Remedies. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

     10.04 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     10.05  Governing Law.  This Agreement shall be construed in
accordance with the laws of the State of New York   (without regard to
principles of conflicts of laws) applicable to contracts made and to be performed within such State.

     10.06 Attorney's Fees. If any party to this Agreement must bring an action to enforce its terms, the prevailing party in such action shall be entitled to receive its reasonable out-of-pocket fees and expenses in connection with action from the non-prevailing party or parties.

          IN WITNESS WHEREOF, Newell, Acquisition, the Shareholder and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, and the Shareholder has executed this Agreement, all as of the date first written above.



                                   NEWELL CO.


                                   By:  /s/ Richard H. Wolff
                                        ---------------------
                                        Richard H. Wolff


                                   PHILIPS ACQUISITION CO.

                                   By:  /s/ Carl Philips
                                        ---------------------
                                        Carl Philips


                                   PHILIPS INDUSTRIES, INC.


                                   By:  /s/ Carl Philips
                                        ---------------------
                                        Carl Philips



                                   /s/ Carl Philips
                                   --------------------------
                                    Carl Philips